Exhibit 99

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS RECORD FOURTH QUARTER AND FULL YEAR REVENUE AND EARNINGS

STRATHAM, NH, February 9, 2005 – The Timberland Company (NYSE: TBL) today reported record fourth quarter net income of $45.0 million and diluted earnings per share (EPS) of $1.29, compared with fourth quarter 2003 net income of $39.5 million and diluted EPS of $1.10.  Timberland’s record results capped a year of outstanding performance for the Company, with double-digit revenue gains, significant improvement in operating margin and strong cash flow generation.  For the full year, Timberland posted revenue of $1,500.6 million (+11.8% versus prior year, or +8.2% in constant dollars) and operating profit of $233.9 million (+26.9% versus prior year) – both records for the Company.  Disciplined asset management enabled Timberland to generate $184.7 million in net operating cash flow.

•                  Fourth quarter revenue increased 9.4% to $454.7 million, driven by gains in both U.S. and international markets.  U.S. revenues grew 5.2%, reflecting solid footwear gains – and balanced growth across wholesale (+5.2%) and retail channels (+5.3% on a 3.6% comparable store sales gain).  International results (+19.3% or +11.9% in constant dollars) were driven by double-digit constant dollar sales gains in Europe and Asia and continued progress in building key expansion markets such as Canada.  Overall revenue growth benefited from favorable foreign exchange rate changes – which added $9.2 million (or 2.2%) to fourth quarter revenue.  Sales results were also impacted by the timing of the Company’s fiscal calendar which resulted in five fewer retail selling days in the fourth quarter of 2004, which were estimated to lower overall sales growth by approximately 1%.

•                  Fourth quarter results were supported by strong global footwear sales.  Global footwear revenues expanded 10.0% to $352.3 million, driven by growth in boots, kids’ and Timberland PRO Series categories.  Global apparel and accessories revenue grew 7.5% to $97.9 million, reflecting gains in international markets.

•                  Operating profit for the quarter increased 9.4% to $68.0 million.  Operating margin remained flat at 15.0%.  Profit gains reflected solid revenue growth and disciplined cost management which offset a slight deterioration in gross margin impacted by higher levels of promotional activity in the U.S.  For the quarter, foreign exchange rate changes contributed approximately $3.8 million to operating profit.

•                  EPS for the quarter expanded 17.3% to $1.29, reflecting profit gains and continued benefits from share repurchases.  During the quarter, the Company repurchased 899 thousand shares at a total cost of $56.7 million.  For the year, Timberland repurchased 2.2 million shares at a total cost of $131.7 million.  The Company currently has 2.4 million shares remaining under its existing share repurchase program.

•                  Timberland ended the quarter with $309.1 million in cash and no debt outstanding.  Timberland drove improvement in annual inventory turns, supporting an increase in return on capital from 30.4% to 32.2%.

•                  The Company also established a Hong Kong procurement company and international treasury center in Switzerland to better align its organizational structure with its expanding global presence.  In addition to providing enhanced support to its global sourcing operations and international business, Timberland anticipates benefiting from tax savings on foreign earnings, which it estimates will reduce its 2005 tax rate by 1.5 percentage points to 34.0%.

•                  Implementation of the new organizational structure dictates the modification of certain sourcing arrangements, resulting in earlier transfer of title for a portion of the Company’s third party sourced product.  While this change will have no impact on profit or cash flow, it will result in earlier recognition of an inventory asset and associated payable.  If similar sourcing arrangements had been in effect in 2004, the Company estimates that quarter end inventory and accounts payable would have increased in the range of $15 million in Q1, $35 million in Q2, $45 million in Q3 and $45 million in Q4.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered record 2004 results, reflecting continued progress in developing the Timberland® brand portfolio, with a significantly enhanced global reach and a diversified presence across a range of product categories spanning utility, casual and outdoor usage occasions.  We also continued to benefit from our focus on delivering superior customer service, leveraging a strengthened value chain that supported stronger growth and improved operating efficiencies.”

“We are pleased to have delivered strong financial results in 2004.  For 2005, we are targeting double-digit gains in earnings per share on low to mid single-digit revenue growth – leveraging strategies focused on delivering innovative and purposeful products, expanding Timberland’s global presence and executing with distinction to capture the full potential we see for the Timberland brand.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations and do not include impacts from the implementation of new accounting requirements related to stock option costs.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss fourth quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 786-2962 and providing access code number 71614976.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on February 9, 2005.

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THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Dec. 31, 2004	Dec. 31, 2003

ASSETS
Current assets
Cash and equivalents	$309,116	$241,803
Accounts receivable, net	155,024	125,088
Inventory	128,311	119,581
Prepaid expense	27,659	25,906
Deferred income taxes	28,937	27,182
Total current assets	649,047	539,560

Net property, plant and equipment	78,979	76,360

Goodwill	14,163	14,163

Intangible assets	5,381	3,807

Other assets, net	9,940	7,826

Total assets	$757,510	$641,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$52,370	$38,026
Accrued expense and other current liabilities	124,038	115,425
Income taxes payable	34,737	27,482
Derivative liabilities	15,047	16,058
Total current liabilities	226,192	196,991

Other liabilities	12,543	9,318

Deferred income taxes	7,268	6,944

Stockholders’ equity	511,507	428,463

Total liabilities and stockholders’ equity	$757,510	$641,716

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Revenue	$454,660	$415,433	$1,500,580	$1,342,123
Cost of goods sold	240,305	218,780	761,505	717,666

Gross profit	214,355	196,653	739,075	624,457

Operating expense
Selling	117,983	110,244	405,412	356,447
General and administrative	28,364	24,221	99,800	83,708
Total operating expense	146,347	134,465	505,212	440,155

Operating income	68,008	62,188	233,863	184,302

Other expense (income)
Interest expense	153	272	700	1,039
Other, net	(1,976)	732	(3,570)	506
Total other expense (income)	(1,823)	1,004	(2,870)	1,545

Income before income taxes	69,831	61,184	236,733	182,757

Provision for income taxes	24,790	21,720	84,040	64,878

Net income	$45,041	$39,464	$152,693	$117,879

Earnings per share
Basic	$1.31	$1.13	$4.39	$3.32
Diluted	$1.29	$1.10	$4.28	$3.23

Weighted-average shares outstanding
Basic	34,298	34,976	34,814	35,498
Diluted	35,006	35,838	35,655	36,475

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	For the Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003
Cash flows from operating activities:

Net income	$152,693	$117,879
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	(1,825)	(1,346)
Amortization of deferred compensation	3,108	1,811
Depreciation and amortization	23,496	21,833
Loss on disposal of property, plant & equipment	86	1,637
Tax benefit from stock option plans	16,862	9,641
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	(24,781)	15,933
Inventory	(7,325)	4,798
Prepaid expense	(711)	(2,672)
Accounts payable	9,823	(325)
Accrued expense	6,308	22,746
Income taxes	6,943	7,097
Net cash provided by operating activities	184,677	199,032

Cash flows from investing activities:
Additions to property, plant and equipment, net	(24,095)	(24,855)
Other, net	(1,732)	4,393
Net cash used by investing activities	(25,827)	(20,462)

Cash flows from financing activities:
Common stock repurchases	(131,662)	(103,807)
Issuance of common stock	33,123	19,011
Net cash used by financing activities	(98,539)	(84,796)
Effect of exchange rate changes on cash	7,002	6,834
Net increase in cash and equivalents	67,313	100,608
Cash and equivalents at beginning of year	241,803	141,195
Cash and equivalents at end of year	$309,116	$241,803

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Amounts in Thousands)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2004	Dec 31, 2003	% Change	Dec. 31, 2004	Dec. 31, 2003	% Change
Revenue by Segment:
US Wholesale	$215,156	$204,524	5.2	$665,222	$625,843	6.3
US Consumer Direct	91,286	86,714	5.3	214,110	200,003	7.1
Total US	306,442	291,238	5.2	879,332	825,846	6.5

International	148,218	124,195	19.3	621,248	516,277	20.3

Revenue by Product
Footwear	352,345	320,349	10.0	1,153,240	1,018,368	13.2
Apparel and accessories	97,857	90,999	7.5	333,292	309,798	7.6
Royalty and other	4,458	4,085	9.1	14,048	13,957	0.7

Revenue by Channel
Wholesale	309,323	277,720	11.4	1,125,579	1,001,754	12.4
Consumer Direct	145,337	137,713	5.5	375,001	340,369	10.2

Note: Domestic Retail comparable store sales	3.6%	5.9%		2.6%	1.6%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Amounts in Millions)

Total Company Revenue Reconciliation:

	For the Three Months Ended Dec. 31, 2004		For the Twelve Months Ended Dec. 31, 2004
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	39.2	9.4	158.5	11.8
Increase due to foreign exchange rate changes	9.2	2.2	49.0	3.6
Revenue increase in constant dollars	30.0	7.2	109.5	8.2

International Revenue Reconciliation:

	For the Three Months Ended Dec. 31, 2004		For the Twelve Months Ended Dec. 31, 2004
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	24.0	19.3	105.0	20.3
Increase due to foreign exchange rate changes	9.2	7.4	49.0	9.5
Revenue increase in constant dollars	14.8	11.9	56.0	10.8